Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Weikang Bio-Technology Group Company, Inc.:

We hereby consent to the incorporation by reference in  the Registration Statement on Form S-1 of our report dated March 22, 2010 on the audit of the consolidated balance sheet of Weikang Bio-Technology Group Company, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations and other comprehensive income, shareholders equity and cash flows for the year ended December 31, 2009 and 2008, which appear in the Company's Current Report on Form 10-K filed with the SEC on March 31, 2010

 We also consent to the reference to our firm under the caption “Experts” included in this Registration Statement.

Goldman Parks Kurland Mohidin LLP
Encino, California
March 31, 2010